Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Date:	June 27, 2013
Contact:	Craig E. Dahl
Phone:	907-789-4844

Alaska Pacific Bancshares, Inc. Announces Results of Annual Meeting; the
reelection of William Corbus, Maxwell S. Rule, and Linda C. Thomas and
Appointment of Maxwell S. Rule as Chairman of the Board and Linda C. Thomas
as Vice-Chairwoman

Juneau, AK, Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”) announced that the stockholders approved all proposals and re-elected the director nominees at its 2013 Annual Meeting of Stockholders held on May 21, 2013.  The Company also announced that Mr. Maxwell S. Rule has been re-named Chairman of the Board and Ms. Linda C. Thomas has been re-named Vice-Chairwoman.

Mr. Rule was first elected to the Alaska Pacific Bancshares Board of Directors in 2008.  He is a Certified Public Accountant and Chief Financial Officer for Hames Corporation, Triple C Ventures, Inc. and Clearwater Bay Corporations, a group of related companies in Sitka, Alaska. Mr. Rule holds a B.S. in Business Administration from the University of Montana and is a member of the American Institute of Certified Public Accountants.

Ms. Thomas is Vice President and Chief Operations Officer for Alaskan Brewing Company. Ms. Thomas holds a Bachelor of Business Administration degree in Accounting from the University of Alaska Fairbanks, and is also a Certified Public Accountant. She was first elected to the Board of Directors in 2010.
Mr. Corbus Serves as President and Director of Alaska Energy and Resources Company in Juneau, Alaska (Parent of Alaska Electric Light and Power Company), and Chairman and Director of Alaska Electric Light and Power company since 2007 as well as from 1978 through 1988 and 1997 through 2002.   Mr. Corbus has served on numerous Boards, he has gained a wide variety of experience, including in the areas of accounting, and debt equity financing, and has served on the Board of Directors for three banks.  Mr. Corbus is currently seated on the Board of Alaska Gold Company, Nome, Alaska and on the Audit Committee for the Rasmussen Foundation.

Alaska Pacific Bank is a locally-owned community bank serving Southeast Alaska since 1935. The bank offers a full range of banking services to individuals and businesses through its offices in Juneau, Ketchikan, and Sitka, Alaska. Alaska Pacific Bank is a federally-chartered savings bank headquartered in Juneau, Alaska and is the sole subsidiary of Alaska Pacific Bancshares, Inc.
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Administration •2094 Jordan Avenue• Juneau, Alaska 99801
(907) 789-4844 •Fax: (907) 790-5110 • Website: www.alaskapacificbank.com